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                                                                     EXHIBIT (n)

                           AHA INVESTMENT FUNDS, INC.

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3


                                  INTRODUCTION

         This Multiple Class Plan (the "Plan") was adopted by the Board of Directors of AHA Investment Funds, Inc. (the "Company") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"). The purpose of the Plan is to specify the attributes of the three classes of shares of each of AHA Limited Maturity Fixed Income Fund, AHA Full Maturity Fixed Income Fund, AHA Diversified Equity Fund, AHA U.S. Growth Equity Fund, AHA Balanced Fund and AHA International Core Equity Fund (each, a "Fund" and collectively, the "Funds"), each a series of the Company. The AHA U.S. Government Money Market Fund, also a series of the Company, shall have only one class.

                             FEATURES OF THE CLASSES

         Shares of each class of each Fund shall represent an equal pro rata interest in each Fund, respectively, and generally shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that:
(a) each class shall have a different designation; (b) each class may be offered to different types of investors and may have different minimum initial and subsequent investments; (c) each class of shares shall bear any class expenses (which will result in different returns, dividends and net asset values for the different classes); (d) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (e) each class may have different exchange and/or conversion features.

         Class A Shares are sold at net asset value and subject to the initial sales charge schedule or contingent deferred sales charge and minimum purchase requirements as set forth in the Class A Shares' prospectus, unless a waiver or reduction described in the prospectus is applicable. Class A Shares are subject to distribution fees calculated as a stated percentage of the net assets attributable to Class A shares under the Company's Distribution Plan for Class A Shares as set forth in such Distribution Plan. Class A Shares of each Fund may be offered through broker/dealers and financial institutions who hold such Class A Shares for the benefit of their customers, to professionals and organizations engaged in the healthcare industry, including (but not limited to) employee benefit plans, pension and profit-sharing plans and hospital insurance funds of such organizations.

         Institutional Servicing Class Shares are sold by each Fund at net asset value per share without the imposition of an initial sales charge to organizations engaged in the healthcare industry, including (but not limited to) employee benefit plans, pension and profit-sharing plans and hospital insurance funds of such investors. Institutional Servicing Class Shares are subject to distribution fees calculated as a stated percentage of the net assets attributable to Institutional

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Servicing Class Shares under the Company's Distribution Plan for Institutional
Servicing Class Shares as set forth in such Distribution Plan. Institutional Servicing Class Shares also are subject to services fees calculated as a stated percentage of the net assets attributable to Institutional Servicing Class Shares as set forth in a Shareholder Servicing Agreement.

         Institutional Class Shares are sold by each Fund (including the AHA U.S. Government Money Market Fund) at net asset value per share without the imposition of an initial sales charge to organizations engaged in the healthcare industry, including (but not limited to) employee benefit plans, pension and profit-sharing plans and hospital insurance funds of such investors.

                             ALLOCATION OF EXPENSES

         Income, realized and unrealized capital gains and losses, and any expenses of each Fund other than Class Expenses, as defined below, shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund. Expenses subject to this allocation include, but are not limited to, expenses of the Company that are not attributable to any particular series of the Company ("the Company Expenses") and are not attributable to a specific class of shares of a Fund ("Fund Expenses"). The Company Expenses include, but are not limited to, fees and expenses of the Board of Directors (except as otherwise provided below), insurance costs, costs of the Company's membership costs relating to industry or trade associations, and certain legal fees and other expenses. Fund Expenses include, but are not limited to, fees and expenses relating to the custody of the assets of a Fund and investment advisory fees and other expenses relating to the management of a Fund's assets.

         Expenses attributable to a particular class of shares of a Fund shall be allocated to that class to the extent practicable. Class Expenses shall initially be: (a) printing and mailing expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares; (b) Securities and Exchange Commission and state securities authority registration or other fees relating to sales of shares of a specific class; (c) the fees and expenses of any service provider to a Fund or the Company, other than CCM Advisors, LLC, including the transfer agent, accounting agent, "blue sky" servicing agent, lawyers and independent public accountants, identified as being attributable to a specific class of shares; and (d) expenses incurred in connection with meetings of the Board of Directors or shareholders solely as a result of issues relating to a specific class of shares.

         In the event that a Class Expense no longer is reasonably allocable by class or to a particular class, it shall be treated as a Company Expense or a Fund Expense, as appropriate, and in the event that a Company Expense or a Fund Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and approval or ratification by the Board of Directors.

                      WAIVERS OR REIMBURSEMENTS OF EXPENSES

         Expenses of a specific class or specific classes of shares may be waived or reimbursed by CCM Advisors, LLC or any other provider of services to the Funds.

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                        DIVIDENDS AND OTHER DISTRIBUTIONS

         Dividends and other distributions paid by each Fund to the holders of each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid to the holders of a specific class of shares may be different from those declared and paid to the holders of another class because of Class Expenses and expense waivers or reimbursements.

                                  VOTING RIGHTS

         Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

                                EXCHANGE FEATURES

         Holders of Class A Shares shall have the ability to exchange Class A Shares with Institutional Shares or Institutional Servicing Class Shares of each Fund, as described from time to time in the prospectus relating to Class A Shares.

                                  BOARD REVIEW

         The Board of Directors of the Company shall review this Plan as frequently as it deems necessary. Prior to any material amendment to the Plan, the Board of Directors, including a majority of the Directors who are not interested persons of the Company, shall find this Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interest of each class of shares of each Fund individually and each Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Directors of the Company shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment.

Adopted July 2, 2001